Exhibit 1

ANNEX A

Executive Officers and Directors of Xylo Technologies Ltd.

Set forth below is the name, current business address, the present principal occupation or employment and citizenship of each director and executive officer of Xylo Technologies Ltd. (“Xylo”). Unless otherwise indicated, each person identified below is employed by Xylo. The principal address of Xylo, and unless otherwise indicated below, the current business address for each individual listed below, is 10 HaNechoshet Street, 6971072, Israel.

Name, Position with Xylo and Business Address	Present Principal Occupation or Employment	Citizenship
Liron Carmel, Chief Executive Officer	Chief Executive Officer of Xylo Technologies Ltd.	Israel
Tali Dinar, Chief Financial Officer	Chief Financial Officer of Xylo Technologies Ltd.	Israel
Eliyahu Yoresh, Chairman of the Board of Directors	Financial and Executive Consulting Services, Self-Employed	Israel
Eli Cohen, Director	Attorney, Self-Employed	Israel
Ronen Rosenbloom, Director	Attorney, Self-Employed	Israel
Kineret Tzedef, Director	Director of Sports Division, Hapoel	Israel